Exhibit 99.1

Presentation by
Dr. Sidney Harman
at
Deutsche Bank’s – Auto Analysts Conference
in Dearborn, Michigan

January 12, 2005

I have a prepared text and a few slides to show at the conclusion of my remarks. I will then welcome your questions.

Fiscal 2004 was an excellent year for Harman. Our Company achieved new records in sales and earnings, and we completed the year with an exemplary balance sheet. Sales rose 22% above the prior year to $2.7 billion and earnings per share increased a robust 46% to $2.27. The year-end balance sheet displayed great progress with cash and cash equivalents at $378 million and inventory levels lower than at the start of the year, despite increased sales. We ended the year at a record 6.2 turns of inventory.

In the first quarter of our current year, sales totaled almost $692 million, a 16% increase above the same quarter a year ago. EPS of $0.48 was a record for the first quarter and a powerful 66% increase over last year’s first quarter.

We will report our second quarter operations in a conference call on the 26th of this month. That is precisely two weeks away and it does create some awkwardness as I speak to you today. Clearly I now know more about the quarter than I am free to reveal today. I can say that if we had the slightest expectation that our results would fall short of expectations, I would surely offer such a caution today.

All in all, we continue to expect a strong fiscal 2005, even as we continue to drive the program I have earlier identified as our fiscal 2008 through 2012 project. Because we sit with a strong order book for the years 2005, 2006, and 2007, we are developing positive momentum moving a full seven years ahead through fiscal 2012. With that momentum, we continue the expectation that through 2007, revenues will grow in the range of 10 to 15 percent and compound earnings will grow at the rate of 25 percent. Preliminary indications show similar top line growth for the years 2008 through 2012. It is simply too early to predict the rate at which earnings will grow in that period, but the very good news is that we can now speak with confidence about revenue growth as far out as seven years.

Through that period, we see an important dynamic developing. It has two coordinates: the arrival and development of important new geographic markets, and a significant extension of infotainment systems from the traditional luxury car through the mid-level to the entry-level segments. That first coordinate speaks to a major new Asian marketplace. The demand for automobiles in China and India represents an enormously rewarding opportunity, but there are special requirements. The technical protocols necessary to serve those markets are substantially different from those in Europe and the United States — and we are developing them. Similarly, we know that as the balance in markets changes, the hierarchy of automotive clients will shift. Those shifts will be an important factor in the years ahead, and our plan anticipates and reflects them.

The second coordinate speaks to the change in the competitive environment. We have said all along that we should not, and we do not, expect to capture all the world’s infotainment — that others covet this work and that we expect competition to develop. That is happening, but it is important to understand that it is occurring as the thrust of this business moves rapidly from exclusively luxury to embrace mid- and entry-level. Luxury will continue as a critical and rewarding area. It is the segment which most encourages and embraces technological advance. It is the area of margin opportunity and, as scalability develops, the area that fertilizes and nurtures extension to the mid- and entry-level sectors.

Last August, we announced two major awards we had received from Chrysler for new infotainment systems which that reenergized company will employ throughout the range of their platforms. We expect similar solutions to be adopted by others. Such single box designs offer cost per function advantage along with relatively limited flexibility. They, for example, forego connectivity among several peer-to-peer bus systems and links, thus losing synchronous data transfer or being obliged to return to the analog world to interconnect. In our more elaborated, networked systems, data exchange is designed into the transport format. Thus, data can be retrieved in real time, simultaneously, in all applications. For example, one can listen to music while obtaining navigation or other data and also have access to the body electronics modules including driver assistance and control of relevant safety interactions.

There is no longer a question about the future of infotainment systems. They are unquestionably established and they will proliferate, but the marketplace will have more players, more platforms and more opportunities.

We believe that we are uniquely positioned to succeed in that environment. The remarkable range of our technologies at our engineering facilities at CAA, TEMIC, AKG, Wavemakers and Margi have been further enhanced by the acquisition of QNX. Harman now owns and will further optimize the QNX R-TOS operating system for the automotive world. To put it simply, we alone have the software suites that permit us to put the widest range of systems together with operating and cost efficiencies that will continue to separate us from the rest.

As you know, our practice is to announce new awards and extensions of existing awards when those extensions include consequential changes in technology and functionality. We traditionally report the plusses — and any minuses — during our quarterly conference calls. It is my expectation that we will be in position to make a significant announcement on January 26 which will embrace both of the coordinates to which I have referred.

Let me talk now about our Professional and Home Consumer businesses. Our Professional Group is very healthy. Sales are growing in all product and geographic areas. We have developed a fully rationalized and integrated organization, and with our HiQNet, all Harman Professional brands can communicate and operate together seamlessly. Beyond the integration of the products, the Group has learned how to integrate all operational aspects from manufacturing to finance to marketing and, of course, the technology. We have learned how to do it and we are doing it with growing effectiveness. It is worth noting that in North America, the Professional Group generated a 16% operating profit in the first quarter; and when we consolidate domestic and international, worldwide performance produced 9%. A year ago, that consolidated operating profit was 3%. We see room for further progress.

As our effectiveness grows, we find ourselves more and more dominant in the industry. We provided all audio support for both the Democratic and the Republican conventions and for the four debates, and we are providing the audio for next week’s presidential inaugural. It is the first time that we have swept all four functions. We have shipped our first systems for the Nanjim Stadium and the Oriental Arts Stadium in Shanghai, and there is a great deal more to come as China prepares for the next World’s Fair. Among the many professional installations completed so far in this country this year are the new Magness Arena at Denver University, the Maples Arena at Stanford and the new Jazz at Lincoln Center in New York. We are working vigorously at the turnaround of AKG and I am confident that it will develop during the course of this year.

Our Consumer Home business is particularly interesting. We turned a profit in the first quarter despite a substantial increase in engineering development expense and I will speak of that in a moment. It is literally the first time since 1996 that a profit was generated by the group in the first quarter, and we were profitable independent of the helpful currency exchange.

Harman/Kardon continued its success in the United States and increasingly through Europe. Revenues would have been higher, but we were constrained by availability — especially of our new receivers. That problem is now resolved.

Our bright, new docking systems for the remarkable iPod are in production and distribution — and they are doing beautifully. The JBL On Tour and the JBL On Stage models are moving rapidly through Apple stores across the country and will shortly be marketed through a broad range of additional distribution.

The new JBL Cinema Vision System, our first expression of a complete, simple-to-use, out-of-the-box, high-fidelity home theater system was a clear hit at the fall Custom Electronic Design and Installation Show in Indianapolis and in last week’s Consumer Electronics’ Show in Las Vegas. Stated simply, Cinema Vision makes access to the best video and the best audio — whether from broadcast, cable or satellite — easy, attractive and reliable. First shipments are now underway.

All in all, we are managing a smooth transition from the old, component high-fidelity audio industry to the new world of transparent, multifunctional media systems. We will provide the seamless transfer of program and data to the home, to the car and to the on-the-move consumer. Everyone in the electronic world wants to achieve it and numbers of stumbling efforts have been launched. We intend to be among the leaders, and we intend to move seamlessly from the old marketing model to the new.

We are, in effect, coming full circle. I remind you that Harman, for years, stayed doggedly in a very tough, seemingly unpromising consumer electronics business because it fueled our emerging consumer automotive OEM business. Those brands were critical in the early days and they have served us beautifully all along. We felt obliged to stay in consumer. But with the progress that we have made there, and with the wonderful technology that we are now capable of migrating from our consumer automotive home OEM labs to the consumer, the cycle is essentially reversed. We are moving into a period where automotive will fuel consumer. That period is active now and will be vigorous in the next 18 to 24 months. The seamless connection of home, car and “on-the-way” will be accomplished. And as we are now performing with Consumer home operating profit margins of 5%, we are confident that they will grow to match our corporate average.

As I prepare to show our slides, let me summarize this way. We are the dominant player in the compelling world of consumer automotive OEM infotainment systems. We are the dominant player now and we expect to continue in that role through the next decade and more. Our Professional business is very healthy and we are the number one or two performer in every consequential area of that industry. And finally, our Consumer home business, which we have kept alive over the years, is moving rapidly into a position that very few companies on earth are equipped to create.

We expect to meet or exceed performance expectations for the full fiscal year. And now my slides.